NEWS RELEASE

NCR Atleos Corporation Reports Strong Results in 2025
In a Separate Press Release, Atleos Announces Entry into Definitive Agreement to be Acquired by The Brink’s Company
ATLANTA, February 26, 2026 - NCR Atleos Corporation (NYSE: NATL) (“Atleos”), a leader in expanding self-service financial access for financial institutions, retailers and consumers, today reported fourth quarter and full year 2025 results. Key highlights include:

•2025 Net cash provided by operating activities of $356 million, Adjusted Free Cash Flow of $326 million, both higher by 35% year over year.
◦Improved net leverage, as guided.
◦Executed strong return of capital to shareholders; repurchased 1.2 million shares for $44 million through February 2026.
•2025 Self-Service Banking revenue grew 7%, driven by 14% hardware growth in the segment and 33% ATM as a Service growth.
◦Record ATM production in scaled Chennai facility, achieved highest efficiency in manufacturing operations.
◦Record ATM as a Service booked in Q4, topped $200 million of total quarterly contract value for the first time.

•2025 Network revenue declined slightly, with Q4 demonstrating a return to growth on a year over year basis.
◦Improved performance in Q4 with growth across surcharge-free, deposit and ReadyCode transactions.

•2025 headwinds from tariffs, immigration changes and interest rates appear to have abated.

Tim Oliver, Atleos’ Chief Executive Officer, said, “2025 was a successful and transformational year for Atleos. We extended our leading global serviced ATM estate, improved our already industry-leading service levels, accelerated our service-led growth initiatives and completed our separation from our legacy company. Total ATM hardware revenue growth of 14% strengthened our leading installed base and will drive multi-year recurring revenue from attached services and subscription software. Our ATM as a Service business closed the year with annualized recurring revenue of $288 million and achieved record quarterly bookings in Q4. Our network business returned to growth in Q4 as surcharge-free, deposit, and ReadyCode growth more than offset lower surcharge transactions and reduced prepaid payroll card activity due to changing U.S. immigration policy.

Atleos exits 2025 with industry leading service level metrics, a higher customer net promoter score, and an increasing employee engagement score. The separation transaction is complete, and we believe the headwinds from tariff volatility, immigration payroll changes, and higher interest rates are behind us. Our unique combination of a shared financial utility network and an integrated self-service banking solution offers the most efficient, reliable, and comprehensive solution for retail and financial institutions that are looking to outsource their digital-to-physical ecosystem.”

Andy Wamser, Atleos’ Chief Financial Officer, added, “We benefitted from our cash generative financial model, as we strengthened the balance sheet, recently returned capital to shareholders, and invested in the business. Adjusted free cash flow conversion expanded to 39%, resulting in robust free cash flow of $326 million for the year.”
Key Financial Highlights
•Q4 Total Revenue of $1.15 billion, an increase of 4% y/y; 2025 Total Revenue of $4.35 billion, an increase of 1% from 2024, with 71% from recurring revenue streams.

•Q4 Core Revenue, excluding NCR Voyix Corporation (“Voyix”), of $1.15 billion, an increase of 6% y/y; 2025 Core Revenue of $4.31 billion, an increase of 4% from 2024.
•Q4 Net Income Attributable to Atleos of $83 million, an increase of 102% y/y; 2025 Net Income Attributable to Atleos of $162 million, an increase of 103% from 2024.
•Q4 Adjusted EBITDA of $236 million, an increase of 3% y/y; 2025 Adjusted EBITDA of $830 million, an increase of 6% from 2024.
•Q4 Diluted Earnings per Share of $1.09 and Adjusted Diluted Earnings per Share of $1.49, an increase of 98% and 27% respectively, from the prior year Q4; 2025 Diluted Earnings per Share of $2.14 and Adjusted Diluted Earnings per Share of $4.13, an increase of 98% and 24%, respectively, from 2024.
•Q4 Net Cash provided by operating activities of $231 million, Q4 Adjusted Free Cash Flow of $212 million; 2025 Net Cash provided by operating activities of $356 million, 2025 Adjusted Free Cash Flow of $326 million.

REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited)

	For the Periods Ended December 31
	Three Months			Twelve Months
($ in millions)	2025	2024	% Change	2025	2024	% Change
Revenue by segment
Self-Service Banking	$782	$718	9%	$2,881	$2,685	7%
Network	319	317	1%	1,265	1,284	(1)%
T&T	44	46	(4)%	168	194	(13)%
Total segment revenue	1,145	1,081	6%	4,314	4,163	4%
Other (1)	7	27	(74)%	40	142	(72)%
Consolidated revenue	$1,152	$1,108	4%	$4,354	$4,305	1%

Adjusted EBITDA by segment
Self-Service Banking	$215	$181	19%	$751	$629	19%
Self-Service Banking Adjusted EBITDA margin %	27.5%	25.2%		26.1%	23.4%
Network	94	114	(18)%	359	403	(11)%
Network Adjusted EBITDA margin %	29.5%	36.0%		28.4%	31.4%
T&T	6	8	(25)%	31	35	(11)%
T&T Adjusted EBITDA margin %	13.6%	17.4%		18.5%	18.0%
Other (1)	—	(2)	(100)%	1	8	(88)%
Corporate (2)	(79)	(72)	10%	(312)	(290)	8%
Total Adjusted EBITDA	$236	$229	3%	$830	$785	6%
Total Adjusted EBITDA margin %	20.5%	20.7%		19.1%	18.2%
(1)Represents certain other immaterial business operations that do not represent a reportable segment, including commerce-related operations in countries that Voyix exited that are aligned to Atleos. Other also includes revenues from commercial agreements with Voyix.
(2)Includes income and expenses related to corporate functions not specifically attributable to an individual reportable segment.

Fourth Quarter 2025 Operating Results
Revenue
Total Revenue increased 4% or $44 million, to $1.15 billion in the fourth quarter of 2025, including $779 million of recurring revenue, compared to $1.11 billion and $790 million, respectively, in the prior year period. Core Revenue, which excludes business with Voyix, improved 6% to $1.15 billion, compared to $1.08 billion in the prior year period, driven by continued growth in ATMaaS and stronger hardware demand.
Gross Profit and Gross Margin
Gross Profit for the fourth quarter of 2025 increased 3% to $306 million, compared to $298 million in the prior year period. Results were driven by hardware as well as ATMaaS growth and were partially offset by higher vault cash interest expense. Gross Margin of 26.6% decreased 30 basis points from the prior year period. Adjusted gross margin decreased 30 basis points to 28.6%, compared to 28.9% in the prior year period primarily driven by higher vault cash interest expense.
Net Income and Net Income Margin
Net income attributable to Atleos for the fourth quarter 2025 increased 102% to $83 million, or 7% of revenue, compared to $41 million, or 4% of revenue in the prior year period.
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA for the fourth quarter of 2025 increased 3% to $236 million. Adjusted EBITDA margin of 20.5% decreased 20 basis points from 20.7% in the prior year period.
Other Results
Net cash provided by operating activities for the fourth quarter was $231 million. Adjusted free cash flow-unrestricted was $212 million.

Full Year 2025 Operating Results
Revenue
Total Revenue increased 1% or $49 million, to $4.4 billion for the full year 2025, including $3.1 billion of recurring revenue, compared to $4.3 billion and $3.1 billion, respectively, in 2024. Core Revenue, which excludes business with Voyix, improved 4% to $4.3 billion, compared to $4.2 billion in 2024, driven by continued growth in ATMaaS and stronger hardware demand, partially offset by declines in Network and T&T. Total revenue results were also partially offset by the expected reduction in other non-core revenues as Voyix commercial agreements and commerce-related contracts continue to wind down.
Gross Profit and Gross Margin
Gross Profit for the full year 2025 increased 4% to $1,061 million compared to $1,020 million in 2024. Results were driven by hardware as well as ATMaaS growth and were partially offset by higher vault cash interest expense. Gross Margin of 24.4% increased 70 basis points from 2024. Adjusted gross margin increased 70 basis points to 26.5%, compared to 25.8% in 2024.
Net Income and Net Income Margin
Net income attributable to Atleos for the full year 2025 increased 103% to $162 million, or 4% of revenue, compared to $80 million, or 2% of revenue in 2024.
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA for the full year 2025 increased 6% to $830 million. Adjusted EBITDA margin of 19.1% expanded 90 basis points from 18.2% in 2024.
Other Results
Net cash provided by operating activities for the full year 2025 was $356 million. Adjusted free cash flow-unrestricted was $326 million.

Pending Transaction with The Brink’s Company
In a separate press release issued today, Atleos announced that it has entered into a definitive agreement to be acquired by The Brink’s Company (“Brink’s”) in a cash and stock transaction.

Brink’s and Atleos will conduct a live conference call and webcast to discuss the transaction, today, February 26, 2026, at 4:30pm ET. A live broadcast of the conference call will be available on Atleos’ investor relations website at http://investor.ncratleos.com. To access the live call, dial 888-349-0094 (in the U.S.) or 412-902-0124 (international). A replay will be available through March 5, 2026 at 855-669-9658 (in the U.S.) or 412-317-0088 (international) and use conference number 7137236.
Atleos has cancelled its previously scheduled fourth quarter and full year 2025 earnings conference call on Friday, February 27, 2026 at 8:30am ET.
In connection with the transaction, Atleos will not be issuing 2026 financial guidance and has suspended its share repurchase program.
References to Atleos’ website and/or other social media sites or platforms in this release do not incorporate by reference the information on such websites, social media sites, or platforms, and Atleos disclaims any such incorporation by reference.
News Media Contact
Scott Sykes
NCR Atleos Corporation
scott.sykes@ncratleos.com
Investor Contact
Melanie Skijus
NCR Atleos Corporation
melanie.skijus@ncratleos.com

About Atleos
Atleos (NYSE: NATL) is the leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivaled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos is ranked #12 in Newsweek’s prestigious 2025 Top 100 Global Most Loved Workplaces® list. Atleos is headquartered in Atlanta, Ga., with approximately 20,000 employees globally. For more information, visit www.ncratleos.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Atleos’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, including our transaction with The Brink’s Company and recurring revenue growth, future tariffs and immigration matters and interest rates, are examples of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations, including risks regarding our ability to consummate the transaction with Brink’s, and the impact of future tariff and immigration policies and changing interest rates.
Additional information concerning these and other factors, including those that may impact our business, operations and future performance, can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the

Company’s annual report on Form 10-K/A and subsequently filed reports. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Periods Ended December 31
	Three Months		Twelve Months
($ in millions, except per share amounts)	2025	2024	2025	2024
Revenue
Product revenue	$302	$273	$1,030	$993
Service revenue	850	835	3,324	3,312
Total revenue	1,152	1,108	4,354	4,305
Cost of products	230	216	826	840
Cost of services	616	594	2,467	2,445
Total gross profit	306	298	1,061	1,020
% of Revenue	26.6%	26.9%	24.4%	23.7%
Selling, general and administrative expenses	132	130	513	521
Research and development expenses	18	19	70	62
Income from operations	156	149	478	437
% of Revenue	13.5%	13.4%	11.0%	10.2%
Loss on extinguishment of debt	—	(24)	—	(24)
Interest expense	(66)	(72)	(270)	(309)
Other income (expense), net	(13)	17	(19)	21
Total interest and other expense, net	(79)	(79)	(289)	(312)
Income before income taxes	77	70	189	125
% of Revenue	6.7%	6.3%	4.3%	2.9%
Income tax expense (benefit)	(8)	26	27	44
Net income	85	44	162	81
Net income attributable to noncontrolling interests	2	3	—	1
Net income attributable to Atleos	$83	$41	$162	$80

Net income per share attributable to Atleos common stockholders
Basic	$1.13	$0.57	$2.20	$1.11
Diluted	$1.09	$0.55	$2.14	$1.08

Weighted average common shares outstanding
Basic	73.7	72.5	73.5	72.2
Diluted	76.3	75.0	75.6	74.2

CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions, except per share amounts)	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$456	$419
Accounts receivable, net of allowances of $12 and $15 as of December 31, 2025 and December 31, 2024, respectively	550	581
Inventories	342	307
Restricted cash	175	210
Other current assets	301	232
Total current assets	1,824	1,749
Property, plant and equipment, net	511	474
Goodwill	1,958	1,950
Intangibles, net	498	550
Operating lease right of use assets	177	144
Prepaid pension cost	259	227
Deferred income tax assets	288	285
Other assets	153	156
Total assets	$5,668	$5,535
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$86	$81
Accounts payable	617	564
Payroll and benefits liabilities	139	145
Contract liabilities	383	328
Settlement liabilities	184	171
Other current liabilities	490	433
Total current liabilities	1,899	1,722
Long-term borrowings	2,672	2,859
Pension and indemnity plan liabilities	313	343
Postretirement and postemployment benefits liabilities	43	81
Income tax accruals	24	37
Operating lease liabilities	139	110
Deferred income tax liabilities	41	40
Other liabilities	135	120
Total liabilities	$5,266	$5,312
Commitments and Contingencies (Note 10)
Stockholders’ equity
Atleos stockholders’ equity:
Preferred stock: par value $0.01 per share, 50.0 shares authorized, no shares issued	—	—
Common stock: par value $0.01 per share, 350.0 shares authorized, 73.7 and 72.7 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Paid-in capital	65	47
Retained earnings	299	188
Accumulated other comprehensive income (loss)	38	(17)
Total Atleos stockholders’ equity	403	219
Noncontrolling interests in subsidiaries	(1)	4
Total stockholders’ equity	402	223
Total liabilities and stockholders’ equity	$5,668	$5,535

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Periods Ended December 31
	Three Months		Twelve Months
($ in millions)	2025	2024	2025	2024
Operating activities
Net income	$85	$44	$162	$81
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	66	69	277	287
Stock-based compensation expense	9	10	34	38
Deferred income taxes	(17)	(10)	(1)	(19)
(Gain) loss on divestiture and disposal of assets, net	(2)	(3)	(32)	2
Bargain purchase gain from acquisition	—	—	—	(5)
Loss (earnings) from equity investments	—	1	2	3
Loss on debt extinguishment	—	24	—	24
Changes in assets and liabilities:
Receivables	7	26	36	106
Inventories	11	—	(97)	(77)
Current payables and accrued expenses	91	23	49	100
Contract liabilities	37	16	59	—
Employee benefit plans	(17)	(46)	(51)	(69)
Settlement assets and liabilities, net	22	(94)	8	(49)
Other assets and liabilities	(61)	20	(90)	(78)
Net cash provided by operating activities	$231	$80	$356	$344
Investing activities
Capital expenditures	$(37)	$(18)	$(117)	$(87)
Additions to capitalized software	—	(13)	(39)	(39)
Business acquisitions, net of cash acquired	—	—	(17)	—
Purchase of intellectual property	—	—	—	(13)
Proceeds from sale of property, plant, and equipment	9	—	45	—
Proceeds from divestiture	—	1	11	1
Sale (purchase) of investments, net	—	5	1	4
Other investing activities, net	—	—	—	(1)
Net cash used in investing activities	$(28)	$(25)	$(116)	$(135)
Financing activities
Borrowings on term credit facilities	$—	$300	$11	$300
Payments on term credit facilities	(19)	(418)	(109)	(473)
Borrowings on revolving credit facilities	215	185	965	1,104
Payments on revolving credit facilities	(315)	(140)	(1,065)	(1,034)
Payments on other financing arrangements	(1)	(1)	(3)	(3)
Debt issuance costs	—	(2)	—	(2)
Call premium paid on debt extinguishments	—	(7)	—	(7)
Principal payments for finance lease obligations	(2)	(3)	(5)	(4)
Tax withholding payments on behalf of employees	(11)	—	(19)	(14)
Proceeds from employee stock plans	4	1	11	4
Payments on acquisition holdback	—	—	(16)	(5)
Repurchase of common stock	(28)	—	(28)	—
Other financing activities	6	—	5	—
Net cash provided by (used in) financing activities	$(151)	$(85)	$(253)	$(134)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5	(13)	16	(20)
Increase (decrease) in cash, cash equivalents, and restricted cash	$57	$(43)	$3	$55
Cash, cash equivalents, and restricted cash at beginning of period	587	684	641	586
Cash, cash equivalents, and restricted cash at end of period	$644	$641	$644	$641

Reconciliation of Non-GAAP Financial Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP adjusted financial measures. Management views and evaluates business performance on both a GAAP basis and by excluding costs and benefits associated with these non-GAAP adjusted financial measures. As a result, we believe the presentation of these non-GAAP adjusted financial measures better enables users of our financial information to view and evaluate underlying business performance from the same perspective as management.
Non-GAAP adjusted financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP adjusted financial measures do not represent a comprehensive basis of accounting and therefore may not be comparable to similarly titled measures reported by other companies.
Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin, Non-GAAP Adjusted Income from Operations, and Non-GAAP Adjusted Diluted Earnings per Share exclude, as applicable, acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; amortization of acquisition-related intangibles; stock-based compensation expense; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); Voyix legal and environmental indemnification expense; foreign currency remeasurement impacts in hyper-inflationary countries; and other non-recurring or unusual items. Management uses these non-GAAP measures to evaluate performance consistently over various periods.
Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Adjusted EBITDA Margin are determined by taking Net income (loss) attributable to Atleos and adding back interest expense, net; income tax expense (benefit); depreciation and amortization; acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); stock-based compensation expense; Voyix legal and environmental indemnification expense; and other amounts included in Other income (expense), net. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related segment component of revenue. Management use these non-GAAP measures to allocate resources and to evaluate performance consistently over various periods.
Adjusted free cash flow-unrestricted is calculated as net cash provided by operating activities less capital expenditures, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus proceeds from certain sale-leaseback transactions, plus pension contributions and settlements, and plus legal and environmental indemnification payments made to Voyix. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement has not yet occurred or day of the week on which a reporting period ends. We believe this non-GAAP measure is useful for investors because it indicates the amount of cash available for, among other things, investments in our existing businesses or strategic acquisitions, as well as other non-discretionary expenditures including repayment of our debt obligations.
Adjusted free cash flow conversion is calculated by dividing Adjusted free cash flow-unrestricted by Adjusted EBITDA. Management uses Adjusted free cash flow conversion to demonstrate how much net income is converted into cash. Management believes that adjusted free cash flow is an important financial measure for use in evaluating the Company’s liquidity. Adjusted free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity.
Net leverage ratio, a financial valuation measure, is calculated by dividing Adjusted net debt by trailing twelve-month Adjusted EBITDA. We believe this ratio provides useful information to investors because it is an indicator of the Company’s ability to meet its future financial obligations. In addition, the net leverage ratio is a measure frequently used by investors and credit rating agencies.
Use of Certain Terms
Core revenue refers to the revenue of our reportable segments (Self-Service Banking, Network and T&T).
Adjusted Net Debt is based on our total debt less cash and cash equivalents, with total debt defined as total short-term borrowings plus total long-term borrowings as presented on the Consolidated Balance Sheets.

Recurring revenue. All revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.
Annualized Recurring Revenue (“ARR”). We define this operating metric as recurring revenue, excluding software licenses sold as a subscription, for the last three months times four, plus the rolling four quarters for term-based software license arrangements that include customer termination rights. We believe this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the conversion of the self-service banking business to recurring revenue streams over time. ARR does not necessarily reflect the pattern of revenue recognition in accordance with GAAP and should not be considered a substitute for GAAP revenue.
Last twelve months average revenue per unit (“LTM ARPU”). We define this operating metric for the Network segment, as total Network segment revenue for the previous twelve months divided by the average Network Managed Units for the previous twelve months. We believe this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the improved monetization of our ATM fleet over a specified period, excluding the impact of seasonality. LTM ARPU does not represent revenue generated solely by our Network Managed Units, as total Network segment revenue includes revenue generated from other sources.
Network Managed Units are all transacting ATMs as of period end, whether Company-owned or Merchant-owned, other than those for which we only provide third party processing services and those under legacy managed services arrangements.

Other performance metrics

	Three months ended December 31,
($ in millions, unless otherwise noted)	2025	2024
Self-Service Banking
Annualized recurring revenue(1)	$1,714	$1,684
Recurring revenue(1) as a % of SSB revenue	55%	60%
Revenue from ATMaaS arrangements	$72	$52
Network
LTM ARPU(1) (in thousands)	$16.2	$16.1
Network Managed Units(1) (in thousands)	78.4	77.8
(1) Refer to our definitions of Annualized recurring revenue, Recurring revenue, LTM ARPU and Network Managed Units in the section entitled “ Use of Certain Terms” above.

The following table presents the recurring revenue and all other products and services revenue that is recognized at a point in time:

($ in millions)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Recurring revenue	$779	$790	$3,075	$3,124
All other products and services	373	318	1,279	1,181
Total revenue	$1,152	$1,108	$4,354	$4,305
Recurring revenue as a percent of revenue	68%	71%	71%	73%

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	For the twelve months ended December 31, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$1,061	24.4%	$478	$162	75.6	$2.14
Plus:
Transformation and restructuring	8	0.2%	19	9		0.12
Stock-based compensation expense	6	0.1%	34	30		0.40
Amortization of acquisition-related intangibles	80	1.8%	95	72		0.95
Acquisition-related costs	—	—%	2	2		0.03
Separation costs	—	—%	11	10		0.13
Voyix indemnification expense	—	—%	23	39		0.52
Other tax adjustments	—	—%	—	(14)		(0.18)
Pension market-to-market adjustments	—	—%	—	1		0.01
Hyperinflationary foreign currency adjustment (1)	—	—%	—	1		0.01
Non-GAAP Adjusted Results	$1,155	26.5%	$662	$312	75.6	$4.13
(1)Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	For the twelve months ended December 31, 2024
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$1,020	23.7%	$437	$80	74.2	$1.08
Plus:
Transformation and restructuring	7	0.2%	18	20		0.27
Stock-based compensation expense	5	0.1%	38	35		0.47
Amortization of acquisition-related intangibles	80	1.8%	95	74		0.99
Acquisition-related costs	—	—%	1	(4)		(0.05)
Separation costs	—	—%	21	19		0.25
Other tax adjustments	—	—%	—	5		0.07
Pension market-to-market adjustments	—	—%	—	(29)		(0.39)
Loss on debt extinguishment	—	—%	—	24		0.32
Voyix indemnification expense	—	—%	—	11		0.15
Hyperinflationary foreign currency adjustment (1)	—	—%	—	13		0.18
Non-GAAP Adjusted Results	$1,112	25.8%	$610	$248	74.2	$3.34
(1) Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended December 31, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$306	26.6%	$156	$83	76.3	$1.09
Plus:
Transformation and restructuring	3	0.2%	8	7		0.09
Stock-based compensation expense	2	0.2%	9	7		0.09
Amortization of acquisition-related intangibles	20	1.7%	24	18		0.24
Acquisition-related costs	—	—%	(1)	(1)		(0.01)
Separation costs	(1)	(0.1)%	2	2		0.02
Voyix indemnification expense	—	—%	1	18		0.24
Other tax adjustments	—	—%	—	(14)		(0.19)
Pension market-to-market adjustments	—	—%	—	1		0.01
Hyperinflationary foreign currency adjustment (1)	—	—%	—	(7)		(0.09)
Non-GAAP Adjusted Results	$330	28.6%	$199	$114	76.3	$1.49
(1)Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	For the three months ended December 31, 2024
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$298	26.9%	$149	$41	75.0	$0.55
Plus:
Transformation and restructuring	2	0.2%	4	7		0.09
Stock-based compensation expense	2	0.2%	10	10		0.13
Amortization of acquisition-related intangibles	19	1.7%	23	20		0.27
Separation costs	(1)	(0.1)%	2	3		0.04
Pension market-to-market adjustments	—	—%	—	(29)		(0.39)
Voyix indemnification expense	—	—%	—	9		0.12
Loss on debt extinguishment	—	—%	—	24		0.32
Hyperinflationary foreign currency adjustment (1)	—	—%	—	3		0.04
Non-GAAP Adjusted Results	$320	28.9%	$188	$88	75.0	$1.17
(1) Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.
Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (Non-GAAP)

($ in millions)	Q4 2025	% of Revenue	Q4 2024	% of Revenue	FY 2025	% of Revenue	FY 2024	% of Revenue
Net income attributable to Atleos (GAAP)	$83	7.2%	$41	3.7%	$162	3.7%	$80	1.9%
Interest expense	66	5.7%	72	6.5%	270	6.2%	309	7.1%
Interest income	(2)	(0.2)%	(2)	(0.2)%	(6)	(0.1)%	(7)	(0.2)%
Income tax expense	(8)	(0.7)%	26	2.3%	27	0.6%	44	1.0%
Depreciation and amortization expense	39	3.4%	44	4.0%	168	3.9%	176	4.1%
Amortization of acquisition-related intangibles	24	2.1%	23	2.1%	95	2.2%	95	2.2%
Stock-based compensation expense	9	0.8%	10	0.9%	34	0.8%	38	0.9%
Separation costs	2	0.2%	2	0.2%	11	0.3%	22	0.5%
Acquisition-related costs	(2)	(0.2)%	—	—%	2	—%	(5)	(0.1)%
Transformation and restructuring	9	0.8%	8	0.7%	10	0.2%	22	0.5%
Pension mark-to-market adjustments	2	0.2%	(38)	(3.4)%	2	—%	(38)	(0.9)%
Voyix indemnification expense	24	2.1%	12	1.1%	51	1.2%	14	0.3%
Loss on Debt extinguishment	—	—%	24	2.2%	—	—%	24	0.6%
Other (income) expense items, net (1)	(10)	(0.9)%	7	0.6%	4	0.1%	11	0.3%
Adjusted EBITDA (Non-GAAP)	$236	20.5%	$229	20.7%	$830	19.1%	$785	18.2%
(1) Includes certain income and expense items reported within Other income (expense), net on the Condensed Consolidated Statements of Operations, such as bank fees, the components of pension, postemployment and postretirement expense other than service cost, and the impact of foreign currency fluctuations. Prior to 2025, our calculations of Adjusted EBITDA did not exclude the other (income) expense line item. All periods presented have been recast to reflect the new definition. Additional amounts reported in Other income (expense), net are separately captured in this reconciliation. Therefore, Other (income) expense items, net shown here will not agree to total Other income (expense), net on the Condensed Consolidated Statements of Operations.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

($ in millions)	Q4 2025	Q4 2024	FY 2025	FY 2024
Net cash provided by operating activities	$231	$80	$356	$344
Capital expenditures	(37)	(18)	(117)	(87)
Additions to capitalized software	—	(13)	(39)	(39)
Change in restricted cash settlement activity	(13)	69	35	21
Pension contributions	11	1	30	3
Voyix indemnification payments	11	—	17	—
Proceeds from ATM sale-leaseback transactions	9	—	44	—
Adjusted free cash flow-unrestricted	$212	$119	$326	$242
.
Reconciliation of Long-term Borrowings and Net Income (GAAP) to Net Leverage Ratio (Non-GAAP)

($ in millions)	FY 2025	FY 2024
Short-term debt borrowings	$86	$81
Long-term borrowings	2,672	2,859
Cash and cash equivalents	(456)	(419)
Adjusted net debt	$2,302	$2,521

Net income attributable to Atleos (GAAP)	$162	$80
Adjusted EBITDA (Non-GAAP)	$830	$785

Net leverage ratio	2.77x	3.21x

Reconciliation of Operating Cash Flow Conversion (GAAP) and Adjusted Free Cash Flow Conversion (Non-GAAP)

($ in millions)	FY 2025	FY 2024
Net cash provided by operating activities (GAAP)	$356	$344
Net income attributable to Atleos (GAAP)	$162	$80
Operating cash flow conversion	220%	430%

Adjusted free cash flow-unrestricted (Non-GAAP)	$326	$242
Adjusted EBITDA (Non-GAAP)	$830	$785
Adjusted free cash flow conversion	39%	31%